Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

BioMed Realty Trust, Inc.

and

The Board of Directors of the General Partner

BioMed Realty, L.P.:

We consent to the incorporation by reference in the registration statements (Nos. 333-161760 and 333-117977) on Form S-8 of BioMed Realty Trust, Inc., (Nos. 333-178117, 333-168030, and 333-161759) on Form S-3 of BioMed Realty Trust, Inc. and Nos. (333-161751, 333-161751-01) on Form S-3 of BioMed Realty Trust Inc. and BioMed Realty Trust, L.P. of our reports dated February 9, 2012, with respect to:

(i)	The consolidated balance sheets of BioMed Realty Trust, Inc. and subsidiaries as of December 31, 2011 and 2010, and the related consolidated statements of income, comprehensive income, equity, and cash flows for each of the years in the three-year period ended December 31, 2011, and the related financial statement schedule III;

(ii)	The effectiveness of BioMed Realty Trust, Inc.’s internal control over financial reporting as of December 31, 2011; and

(iii)	The consolidated balance sheets of BioMed Realty, L.P. and subsidiaries as of December 31, 2011 and 2010, and the related consolidated statements of income, comprehensive income, capital, and cash flows for each of the years in the three-year period ended December 31, 2011, and the related financial statement schedule III, which reports appear in the December 31, 2011 annual report on Form 10-K of BioMed Realty Trust, Inc. and BioMed Realty, L.P.

/s/ KPMG LLP

San Diego, California

February 9, 2012